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                                                                    EXHIBIT 99.2


                               POPE & TALBOT, INC.

                       STOCK OPTION AND APPRECIATION PLAN

                                 PLAN AMENDMENT


     THE POPE & TALBOT STOCK OPTION AND APPRECIATION PLAN, as amended and restated effective March 1, 1993 (the "Plan"), is hereby further amended and modified, effective as of February 4, 1998.

     1. Section III(a) of the Plan is hereby amended in its entirety to read as follows:

          (a) The stock which is to be made the subject of the options or stock appreciation rights granted under the Plan shall be the Corporation's authorized but unissued or reacquired common stock ("Common Stock"). In connection with the issuance of shares under the Plan, the Corporation may repurchase shares of Common Stock on the open market or otherwise. The total number of shares issuable in the aggregate under the Plan and the Corporation's Restricted Stock Bonus Plan (the "Restricted Plan") shall not exceed 2,000,000 shares. However, from and after February 28, 1998, not more than 1,360,182 shares may be issued under the Plan, and none of the shares attributable to the 400,000-share increase approved by the stockholders at the 1993 Annual Meeting or the 300,000-share increase effected by this Plan Amendment shall be issuable under the Restricted Plan. In addition, the Committee may issue (i) Independent Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,500,000 shares of Common Stock over the term of the Plan and (ii) Tandem Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,700,000 shares of Common Stock over the term of the Plan.

          2. Section III(c) of the Plan is hereby redesignated as Section III(d), and new Section III(c) is hereby added to the Plan to read as follows:

               (c) In no event shall any one participant in the Plan receive stock options and separately exercisable stock appreciation rights for more than 200,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1998 calendar year.

          3.   Redesignated Section III(d) is hereby amended to read as follows:

               (d) In the event that any change is made to the Common Stock issuable under the Plan or subject to any outstanding stock option or stock appreciation right granted under the Plan (whether by reason of (I) any merger, consolidation or other reorganization or (II) any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Corporation's receipt of consideration), appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which Independent and Tandem Stock Appreciation Rights may each be granted over the term of the Stock Option Plan, (iii) the maximum number and/or class of securities for



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which Independent Stock Appreciation Rights and Tandem Stock Appreciation Rights
may each be granted in any one calendar year, (iv) the maximum number and/or class of securities which may in the aggregate be issued under the Plan and the Restricted Plan, (v) the maximum number and/or class of securities for which stock options and separately exercisable stock appreciation rights may be granted under the Plan to any one participant per calendar year, beginning with the 1998 calendar year, and (vi) the number and/or class of securities and price per share in effect under each outstanding stock option and stock appreciation right.

          4. There is hereby added to Article VIII of the Plan new section (f) to read as follows:

               (f) No option or stock appreciation right shall be granted on the basis of the 300,000-share increase which forms part of this Plan Amendment, unless and until this Plan Amendment is approved by the stockholders at the 1998 Annual Meeting. Should such stockholder approval not be obtained, then the 300,000-share increase shall not be implemented; however, the Plan shall continue in effect until the share reserve as last approved by the stockholders has been issued pursuant to the exercise of stock options and stock appreciation rights granted under this Plan.

          5. Except as modified by this Plan Amendment, all the terms and provisions of the Plan (as amended and restated effective March 1, 1993) shall continue in full force and effect.

          IN WITNESS WHEREOF, POPE & TALBOT, INC. has caused this Plan Amendment to be executed on its behalf by its duly authorized officer as of the effective date indicated above.


                                        POPE & TALBOT, INC.


                                        BY: /s/ ROBERT J. DAY
                                            ------------------------------------

                                        TITLE: SENIOR VICE PRESIDENT AND CFO